                                FORM S-8

         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


               FIRST COMMONWEALTH FINANCIAL CORPORATION

        (Exact name of registrant as specified in its charter)


PENNSYLVANIA                                                 25-1428528

(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                           Identification No.)


22 NORTH SIXTH STREET, INDIANA, PA                             15701

(Address of Principal Executive Offices)                     (Zip Code)


            FIRST COMMONWEALTH FINANCIAL CORPORATION - 1995
                    COMPENSATORY STOCK OPTION PLAN

                       (Full title of the plan)


                                                       22 NORTH SIXTH STREET
Joseph E. O'Dell and David R. Tomb, Jr.                INDIANA, PA  15701

               (Name and address of agents for service)


                            (412) 349-7220

     (Telephone number, including area code, of agent for service)


                    Calculation of Registration Fee


                                                                      Proposed              Amount
                                              Proposed                maximum                 of
Title of securities      Amount to be      maximum offering      aggregate offering      registration
 to be registered         registered        price per unit             price                 fee

Call options for          Options for         18-3/8 (1)             $18,375,000           $6,336.21
shares of the common       1,000,000
stock of registrant         shares
($1.00 par value)

(1) Based upon actual exercise price for the first series of options granted under the Plan.

                      FIRST COMMONWEALTH FINANCIAL
                           CORPORATION - 1995
                     COMPENSATORY STOCK OPTION PLAN

                                  INDEX

PART I


Item 1.  Plan Information                                      Prospectus

Item 2.  Registrant Information and                            Prospectus
         Employee Plan Annual Information

PART II


Item 3.  Incorporation of Documents By                              2
         Reference

Item 4.  Description of Securities                                  2

Item 5.  Interests of Named Experts                                 2
         and Counsel

Item 6.  Indemnification of Directors                               2
         and Officers

Item 7.  Exemption from Registration                                5
         Claimed

Item 8.  Exhibits                                                   6

Item 9.  Undertakings                                              25

          SIGNATURES                                               26

                                PART II

Item 3. Incorporation of Documents by Reference

        (a) The Registrant's latest annual report, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, is hereby incorporated by reference.

        (b) Annual form 10-K and quarterly forms 10-Q as filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference.

Item 4. Description of Securities

        Not applicable

Item 5. Interests of Named Experts and Counsel

        Not applicable

Item 6. Indemnification of Directors and Officers

        Indemnification of the directors and officers of the Registrant derives from two sources, viz.: the Pennsylvania Business Corporation Law and the By-laws of the Registrant, all as described herein.
        Section 1741 of the Business Corporation Law of 1988 of the Commonwealth of Pennsylvania (the "Law") provides that, unless otherwise modified or restricted in a corporation's by-laws, a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party to, any contemplated, pending or completed action or proceeding, whether in law, equity, or criminal, administrative or investigatory (except for an action or proceeding by, or on behalf of, the corporation itself), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the behest of said corporation as a director, officer, employee or agent of any other domestic, foreign or alien corporation (whether such other corporation is a business, corporation, not-for-profit corporation or otherwise), partnership, sole proprietorship, trust or other enterprise against expenses of defense (including fees of counsel), judgments, fines and/or amounts paid in settlement actually and reasonably incurred by such person in connection with any such action or preceding. However, the Law further provides that the corporation may indemnify such person only if he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interest of the indemnifying corporation and, with respect to any criminal or administrative proceeding or investigation, had no reasonable cause to believe that his conduct was prohibited or unlawful. However, a plea of guilty or nolo contendere or a judgment of conviction, order or decree in a civil action, or a finding in an administrative proceeding or settlement shall not, per se create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in, or in any criminal or administrative proceeding or investigation, had reasonable cause to believe that his conduct was not prohibited or unlawful.


        Section 1742 of the Law further provides that, unless contrary to the By-laws of the corporation, a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any contemplated, pending or completed legal action or proceeding brought by the indemnifying corporation or in its name and on its behalf by reason of the fact that the indemnitee is or was a director, officer, employee or agent of the indemnifying corporation or is or was serving at the behest of said corporation as a director, officer, employee or agent of any other domestic, foreign or alien corporation (whether such other corporation is a business corporation, not-for-profit corporation or otherwise), partnership, sole proprietorship, trust or other enterprise, against expenses of defense (including fees of counsel) actually and reasonably incurred by such person in connection with the defense or settlement of such action if, and only if, such indemnitee acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the indemnitor corporation. However, the Law further provides that indemnification shall not be made under this section in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and then only to the extent that, the Court of Common Pleas of the County in which the registered office of such corporation is located or the trial court in which such action is brought determines upon application in view of all of the circumstances, such person is fairly and reasonably entitled to indemnify for the expenses previously described in this paragraph.
        Section 1743 of the Law provides that, to the extent that a director, officer, employee or agent of the indemnitor corporation has been successful in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein contained, such person shall, unless the corporation provides to the contrary in its By-laws, be indemnified against expenses of defense (including fees of counsel) actually and reasonably incurred by such person in connection therewith.
        Section 1744 of the Law provides that, except as provided in Section 1743 (as described in the previous paragraph), unless ordered by a court of competent jurisdiction, any indemnification pursuant to Sections 1741 or 1742 of the Law (as summarized above) shall be made by said corporation only after a determination in each particular case that indemnification is proper in the circumstances because the indemnitee has met the standard of care for indemnification described above. Such determination shall be made by the Board of Directors of such corporation by a majority vote of a quorum consisting only of those directors who were not parties to the action or proceeding, or if it is impossible to obtain such a quorum, or if a majority vote of the quorum consisting only of those directors who were not parties to the action or proceeding so directs, by a written opinion of independent legal counsel so appointed; or by a vote of the shareholders of the corporation.
        Section 1745 of the Law provides that expenses of defense (including fees of counsel) incurred in defending any action or proceeding may be paid by the indemnitor corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by the director, officer, employee or agent to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation.
        Section 1746 of the Law provides that the indemnification and advancement of expenses provided by the relevant sections of the Business Corporation Law of 1988 shall not be deemed exclusive or any other rights which an indemnitee may be entitled pursuant to any By-law, agreement, vote of shareholders or directors who were not parties to the action or proceeding,

both as to any action in which the indemnitee is named a party thereto in his official capacity and as to any action in which the indemnitee was named a party in his personal capacity or any other capacity while holding any of the offices described above. This section also provides that indemnification may not be made for willful, wanton or reckless conduct, and any provisions in the articles of incorporation or By-laws purporting to provide indemnification under those circumstances are void and of no effect.
        Section 1747 of the Law provides that, unless otherwise restricted in its By-laws, a corporation shall have the power to purchase and maintain insurance on behalf of any potential indemnitee as described above against liability asserted against such person and incurred by him, or arising out of his status as such person, whether or not the corporation would have the power to indemnify such person against such liability pursuant to the applicable provisions of the Business Corporation Law of 1988 as described above. This section specifically declares that the purchase and maintenance of such insurance is consistent with the public policy of the Commonwealth of Pennsylvania.
        Finally, Section 1750 of the Law provides that, unless otherwise provided when authorized or ratified, indemnification and advancing of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent of the indemnitor and shall injure to the benefit of his heirs and personal representatives.
        Consistent with the Law as described above, Article 23 of the By-laws of the Registrant provide that the Registrant shall indemnify any director, officer, employee or former director, officer or employee who was or is a party to or is threatened to be made a party to, or is called as a witness in connection with, any contemplated, pending or completed action, suit or proceeding or investigation, whether civil, criminal or administrative, by reason of the fact that such person is or was a director, officer or employee of the Registrant, or is, or was, serving at the request of the Registrant as a director, officer, employee or agent of another corporation or other entity. In the case of an action or proceeding by, or on behalf of, the Registrant, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall be adjudged to be liable for misconduct in the performance of his duty to the Registrant, unless the Registrant shall determine that such person shall be entitled to indemnification, such determination to be made as described in the penultimate sentence of this paragraph. It is further provided that, unless otherwise ordered by a Court of competent jurisdiction, there shall be a presumption that any director, officer or employee in the circumstances described in the antepenultimate sentence of this paragraph shall be entitled to presumption that he is entitled to indemnification unless either a majority of the directors not involved in the action or proceeding, or, if there are less than three such directors, then the holders of one-third of the outstanding shares of the Registrant determine that such person is not entitled to such presumption. In the event of a latter such determination, a written opinion as to whether the persons involved are entitled to indemnification is to be provided by independent counsel.
        Finally, Section 12.3 of the By-laws of the Registrant further provides that, except as is specifically otherwise provided by law, a director of the Registrant will not be liable for monetary damages with respect to any action taken, or any failure to act, unless such director has breached or failed to perform the duties of his office under Pennsylvania law relating to standards of care and justifiable reliance and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. That section also provides that any amendment or repeal of it which has the effect of reducing director indemnification or increasing director liability shall

operate prospectively only and shall not affect any action taken, or any failure to act, prior to the adoption of any such amendment or repeal.
        The Registrant maintains directors' and officers' liability insurance covering its directors and officers with respect to liabilities, including liabilities and the Securities Act of 1933, which they may incur in connection with their serving in such capacity. Under the provisions of this insurance policy, the Registrant receives reimbursement for amounts which the directors and officers are indemnified by the Registrant under
Article 23 of the By-laws of the Registrant as summarized above. Such insurance also, provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the indemnification provisions described above.

Item 7. Exemption from Registration Claimed

        Not applicable


Item 8. EXHIBITS


Documents filed as part of this Registration Statement:

Exhibit Number                   Description                       Page
Number

    8.4                    Instruments Defining Rights                 7
                           of Security Holders, Including
                           Indentures [First Commonwealth
                           Financial Corporation 1995
                           Compensatory Stock Option Plan]

    8.5                    Opinion Regarding Legality                 18

    8.23a                  Consent of Certified Public                21
                           Accountant to incorporation of
                           report by reference

    8.23b                  Consent of Legal Counsel to                22
                           incorporation of Opinion
                           Regarding Legality [Exhibit 8.5]

    8.24                   Power of Attorney                          23



Item 9. UNDERTAKINGS


       The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       The undersigned registrant hereby further undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered thereon, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       The undersigned registrant hereby further undertakes to remove from registration by means of a post-effective amendment any of the securities being registered at the termination of the offering.

       The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


SIGNATURES


       Pursuant to the requirements of Section 10(a) of the Securities Act of 1933 the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in Indiana, Pennsylvania, this 22nd day of April, 1997.
                                                FIRST COMMONWEALTH FINANCIAL
                                                CORPORATION
                                                (Registrant)


                                                By/S/JOSEPH E. O'DELL
                                                  JOSEPH E. O'DELL
                                                  President and
                                                  Chief Executive Officer

26